EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PHH Corporation:


We consent to the incorporation by reference in Registration Statement Nos. 33-63627, 333-27715 and 333-45373 on Forms S-3 of PHH Corporation of our report dated April 30, 1997, with respect to the consolidated statements of income, shareholder's equity and cash flows of PHH Corporation and subsidiaries for the year ended December 31, 1996, before the restatements and reclassifications described in Notes 3 and 4 to the consolidated financial statements, which report is included in the Annual Report on Form 10-K/A of PHH Corporation for the year ended December 31, 1998.


KPMG LLP

Baltimore, Maryland
August 11, 1999